EXHIBIT 99.1

Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces Third Quarter 2012 Financial Results

Steady Same Store Sales and Earnings Growth – 10,000 Store Milestone Achieved

ANN ARBOR, Michigan, October 16, 2012: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the third quarter ended September 9, 2012. Domestic stores posted a healthy same store sales increase of 3.3%. The international division again posted strong results with net store growth of 121 stores in the quarter and same store sales growth of 5.0%, marking this division’s 75th consecutive quarter of same store sales growth. Diluted EPS was 44 cents as reported for the quarter. On an as adjusted basis, diluted EPS was 43 cents, a 22.9% increase over the third quarter of 2011. During the quarter, the Company also repurchased and retired 189,718 shares of its common stock, at a total cost of $5.9 million.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “I believe that the consistent, positive performance we have been able to achieve is the mark of a great brand and a great team. This quarter, our franchise partners around the world have collectively reached an important 10,000-store milestone. This puts Domino’s among the largest international restaurant brands in the world. Our system’s ability to repeat and maintain strong results - coupled with our commitment to innovation and continuous improvement - gives us confidence that we have lots of runway for growth in the years to come.”

Third Quarter Highlights:

(dollars in millions, except per share data)	Third Quarter of 2012	Third Quarter of 2011	Three Fiscal Quarters of 2012	Three Fiscal Quarters of 2011
Net income	$26.0	$22.1	$74.8	$74.5

Weighted average diluted shares	58,519,573	61,833,635	59,240,919	62,577,561

Diluted earnings per share, as reported	$0.44	$0.36	$1.26	$1.19
Items affecting comparability (see section below)	(0.01)	(0.01)	0.11	(0.02)

Diluted earnings per share, as adjusted	$0.43	$0.35	$1.38	$1.17

Note: Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

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Revenues were up 0.5% for the quarter versus the prior-year period, due primarily to higher same store sales in domestic and international stores and store count growth in international markets. These increases were partially offset by lower Company-owned store revenues resulting from the sale of Company-owned stores in 2011 and the adverse impact of the stronger dollar on international royalty revenues.

•

Net Income was up 17.6% for the quarter versus the prior-year period, primarily due to domestic and international same store sales growth, international store growth and higher domestic Company-owned store margins. The stronger dollar partially offset these increases due to the adverse foreign currency exchange impact on international royalties. For the three fiscal quarters of 2012, higher domestic and international same store sales and international store growth led to higher net income, which was partially offset by expenses incurred in connection with the Company’s 2012 recapitalization.

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Diluted EPS was 44 cents on an as-reported basis for the quarter versus 36 cents in the prior-year quarter. On an as-adjusted basis, diluted EPS was 43 cents for the quarter versus prior year adjusted EPS of 35 cents. The eight cent or 22.9% increase in adjusted EPS was primarily due to both domestic and international same store sales growth, international store growth, higher domestic Company-owned store margins and lower weighted average diluted shares outstanding as a result of share repurchases over the trailing four quarters. This was partially offset by foreign currency exchange rates and a higher adjusted effective tax rate. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Domino’s Pizza: Q3 2012 Earnings Release, Page Two

•	Global Retail Sales were up 4.9% in the third quarter, or up 8.4% when excluding the impact of foreign currency.

	Third Quarter of 2012	Third Quarter of 2011
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+0.5%	+4.2%
Domestic franchise stores	+3.6%	+2.9%

Domestic stores	+3.3%	+3.0%

International stores	+5.0%	+8.1%

Global retail sales growth: (versus prior year period)
Domestic stores	+3.7%	+3.1%
International stores	+6.0%	+25.1%

Total	+4.9%	+13.3%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+3.7%	+3.1%
International stores	+12.9%	+16.0%

Total	+8.4%	+9.0%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 17, 2012	387	4,514	4,901	5,023	9,924
Openings	—	10	10	130	140
Closings	—	(15)	(15)	(9)	(24)

Store count at September 9, 2012	387	4,509	4,896	5,144	10,040

Third quarter 2012 net change	—	(5)	(5)	121	116

Trailing four quarters net change	(8)	13	5	494	499

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its third quarter 2012 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for 30 days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 41247893. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the third quarter of 2012, the Company repurchased and retired 189,718 shares of its common stock under its Board of Directors-approved open market share repurchase program, at a total cost of approximately $5.9 million, or an average price of $30.85 per share. Subsequent to the third quarter of 2012, the Company repurchased and retired an additional 106,573 shares of its common stock at a total cost of approximately $3.7 million, or an average price of $34.98 per share.

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Domino’s Pizza: Q3 2012 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the third quarter and three fiscal quarters of 2012 are not comparable to the reported financial results for the equivalent prior-year period. The table below presents certain items affecting comparability between 2012 and 2011 financial results. Management believes including such information is critical to the understanding of its financial results for the third quarter and three fiscal quarters of 2012 as compared to the same periods in 2011 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding that resulted in an increase in diluted EPS of approximately two and one-half cents in the third quarter of 2012 and seven and one-half cents in the three fiscal quarters of 2012.

	Third Quarter			Three Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2012 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$—	$—	$—	$(293)	$(182)	$(0.00)
Additional interest expense (2)	—	—	—	(10,222)	(6,348)	(0.11)

Subtotal	—	—	—	(10,515)	(6,530)	(0.11)
Deferred tax asset valuation allowance (3)	—	—	—	—	(868)	(0.01)
Tax benefit for increased tax basis in certain assets (4)	—	735	0.01	—	735	0.01

Total of 2012 items	$—	$735	$0.01	$(10,515)	$(6,663)	$(0.11)

2011 items affecting comparability:
Gain on the sale of Company-owned stores (5)	$506	$314	$0.01	$1,560	$962	$0.02
Gain on Netherlands operations (6)	—	—	—	678	417	0.01

Total of 2011 items	$506	$314	$0.01	$2,238	$1,379	$0.02

(1)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders, and legal and professional fees incurred in connection with the Company’s 2012 recapitalization.
(2)	Primarily includes the write-off of deferred financing fees related to the extinguishment of the 2007 debt in connection with the Company’s 2012 recapitalization. Additionally, the Company incurred $2.1 million of interest expense on the 2007 borrowings subsequent to the closing of the 2012 recapitalization but prior to the repayment of the 2007 borrowings, resulting in the payment of interest on both the 2007 and 2012 facilities for a short period of time.
(3)	Represents a valuation allowance recorded on a deferred tax asset related to a capital loss that resulted from a write-off of the tax basis goodwill associated with the sale of the six remaining Company-owned stores in a certain market in the first quarter of 2012.
(4)	During the third quarter of 2012 a tax benefit of $0.7 million was recorded to reflect an increased tax basis in certain assets due to the issuance of final tax rules in the quarter.
(5)	The income recognized primarily relates to the sale of 30 Company-owned stores during the third quarter of 2011 and 56 stores during the three fiscal quarters of 2011. The income in the third quarter is net of related expenses of approximately $0.3 million and net of a reduction in goodwill of approximately $0.3 million. The income during the three fiscal quarters is net of related expenses of approximately $0.3 million and net of a reduction in goodwill of approximately $0.7 million.
(6)	Relates to the recognition of a contingent gain in connection with the previous sale of the Netherlands operations to the current master franchisee. The amount was received by the Company during the first quarter of 2011 as a portion of the contingency was finalized.

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Domino’s Pizza: Q3 2012 Earnings Release, Page Four

Liquidity

As of September 9, 2012, the Company had approximately:

•	$34.6 million of unrestricted cash and cash equivalents,

•	$1.57 billion in total debt,

•	$60.3 million of available borrowings under its $100.0 million variable funding notes, net of letters of credits issued of $39.7 million.

The Company’s cash borrowing rate averaged 5.3% in the third quarter of 2012, versus 5.9% in the third quarter of 2011. The Company invested $14.3 million in capital expenditures during the three fiscal quarters of 2012 versus $13.1 million in the three fiscal quarters of 2011.

During the second quarter of 2012, the Company paid approximately $184.9 million related to the $3.00 per share special dividend and equivalents declared by the Company’s Board of Directors in connection with the 2012 recapitalization.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $87.0 million in the three fiscal quarters of 2012.

(in thousands)	Three Fiscal Quarters of 2012
Net cash provided by operating activities (as reported)	$101,252
Capital expenditures (as reported)	(14,301)

Free cash flow	$86,951

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. Management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

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Domino’s Pizza: Q3 2012 Earnings Release, Page Five

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. As of third quarter 2012, Domino’s operated a network of 10,040 franchised and Company-owned stores in the United States and over 70 international markets. During the third quarter, Domino’s had global retail sales of nearly $1.7 billion: nearly $800 million domestically and over $862 million internationally. Domino’s had global retail sales of over $6.9 billion in 2011. In October 2012, Domino’s debuted its Handmade Pan Pizza, touting the product’s fresh, never-frozen dough and establishing itself as a player in the Pan Pizza market. In September 2012, Domino’s opened its 10,000th store, becoming one of only eight restaurant chains in the world to reach that milestone. In May 2011, Pizza Today named Domino’s its “Chain of the Year” for the second straight year – making the company a three-time overall winner, and the first pizza delivery company to receive the honor in back-to-back years. In 2011, Domino’s was ranked #1 in Forbes Magazine’s “Top 20 Franchises for the Money” list.

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Facebook - http://www.facebook.com/Dominos

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Domino’s Pizza: Q3 2012 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our operating performance, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K and our quarterly report on Form 10-Q for the quarter ended September 9, 2012. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q3 2012 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	September 9, 2012	% of Total Revenues	September 11, 2011	% of Total Revenues
Revenues:
Domestic Company-owned stores	$72,219		$76,237
Domestic franchise	44,039		41,649
Domestic supply chain	213,474		213,120
International	48,345		45,320

Total revenues	378,077	100.0%	376,326	100.0%

Cost of sales:
Domestic Company-owned stores	56,378		61,946
Domestic supply chain	191,326		192,777
International	18,966		18,244

Total cost of sales	266,670	70.5%	272,967	72.5%

Operating margin	111,407	29.5%	103,359	27.5%

General and administrative	49,789	13.2%	47,505	12.6%

Income from operations	61,618	16.3%	55,854	14.9%

Interest expense, net	(20,649)	(5.5)%	(20,924)	(5.6)%

Income before provision for income taxes	40,969	10.8%	34,930	9.3%

Provision for income taxes	14,993	3.9%	12,839	3.4%

Net income	$25,976	6.9%	$22,091	5.9%

Earnings per share:
Common stock – diluted	$0.44		$0.36

Domino’s Pizza: Q3 2012 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands, except per share data)	September 9, 2012	% of Total Revenues	September 11, 2011	% of Total Revenues
Revenues:
Domestic Company-owned stores	$223,745		$237,879
Domestic franchise	133,521		129,042
Domestic supply chain	636,903		645,186
International	144,620		138,338

Total revenues	1,138,789	100.0%	1,150,445	100.0%

Cost of sales:
Domestic Company-owned stores	171,325		189,816
Domestic supply chain	569,476		577,263
International	57,325		57,708

Total cost of sales	798,126	70.1%	824,787	71.7%

Operating margin	340,663	29.9%	325,658	28.3%

General and administrative	146,371	12.8%	142,646	12.4%

Income from operations	194,292	17.1%	183,012	15.9%

Interest expense, net	(73,411)	(6.5)%	(63,272)	(5.5)%

Income before provision for income taxes	120,881	10.6%	119,740	10.4%

Provision for income taxes	46,067	4.0%	45,290	3.9%

Net income	$74,814	6.6%	$74,450	6.5%

Earnings per share:
Common stock – diluted	$1.26		$1.19

Domino’s Pizza: Q3 2012 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	September 9, 2012	January 1, 2012
Assets
Current assets:
Cash and cash equivalents	$34,550	$50,292
Restricted cash and cash equivalents	60,918	92,612
Accounts receivable	86,762	87,200
Inventories	26,762	30,702
Advertising fund assets, restricted	35,653	36,281
Other assets	27,482	29,756

Total current assets	272,127	326,843

Property, plant and equipment, net	86,538	92,400

Other assets	82,287	61,300

Total assets	$440,952	$480,543

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$24,444	$904
Accounts payable	61,875	69,714
Advertising fund liabilities	35,653	36,281
Other accrued liabilities	76,179	90,276

Total current liabilities	198,151	197,175

Long-term liabilities:
Long-term debt, less current portion	1,542,522	1,450,369
Other accrued liabilities	45,810	42,738

Total long-term liabilities	1,588,332	1,493,107

Total stockholders’ deficit	(1,345,531)	(1,209,739)

Total liabilities and stockholders’ deficit	$440,952	$480,543

Domino’s Pizza: Q3 2012 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands)	September 9, 2012	September 11, 2011
Cash flows from operating activities:
Net income	$74,814	$74,450
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	15,852	17,078
Gains on sale/disposal of assets	(87)	(2,455)
Amortization of deferred financing costs and other	11,942	2,543
Provision for deferred income taxes	5,981	12,112
Non-cash compensation expense	12,183	9,231
Tax impact from equity-based compensation	(9,622)	(10,059)
Other	(84)	2,347
Changes in operating assets and liabilities	(9,727)	(20,141)

Net cash provided by operating activities	101,252	85,106

Cash flows from investing activities:
Capital expenditures	(14,301)	(13,100)
Proceeds from sale of assets	2,262	5,167
Changes in restricted cash	31,694	2,239
Other	1,155	76

Net cash provided by (used in) investing activities	20,810	(5,618)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,575,000	—
Repayments of long-term debt and capital lease obligations	(1,459,322)	(599)
Proceeds from issuance of common stock	—	564
Proceeds from exercise of stock options	3,063	27,856
Tax impact from equity-based compensation	9,622	10,059
Purchases of common stock	(42,719)	(129,190)
Tax payments for restricted stock upon vesting	(5,750)	(3,504)
Payments of common stock dividends and equivalents	(185,475)	—
Cash paid for financing costs	(31,723)	(300)

Net cash used in financing activities	(137,304)	(95,114)

Effect of exchange rate changes on cash and cash equivalents	(500)	(239)

Change in cash and cash equivalents	(15,742)	(15,865)

Cash and cash equivalents, at beginning of period	50,292	47,945

Cash and cash equivalents, at end of period	$34,550	$32,080

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